Exhibit 3.2

HYLETE, INC.

VOTING AGREEMENT

This Voting Agreement (the “Agreement”) is made as of July 16, 2015, by and among Hylete, Inc., a California corporation (the “Company”), the holders of shares of Preferred Stock listed on Exhibit A (individually, an “Investor” and collectively, the “Investors”) and each of the persons listed on Exhibit B hereto (each referred to herein as a “Common Holder” and collectively as the “Common Holders”; the Investors and the Common Holders sometimes collectively referred to as the “Shareholders”; and any shares of capital stock of the Company held by the Shareholders shall be referred to as the “Shares”).

RECITALS

A. The Investors are holders of shares of Preferred Stock of the Company as set forth on Exhibit A hereto.

B. The Founders are holders of shares of Common Stock and/or options to purchase shares of Common Stock of the Company as set forth on Exhibit B hereto.

C. The Investors and the Common Holders desire to enter into this Agreement for the purpose of setting forth the terms and conditions pursuant to which the Investors and Common Holders shall vote their shares of the Company’s voting stock on the matters as set forth below.

D. The Amended and Restated Articles of Incorporation of the Company (the “Restated Articles”) provides that (i) the holders of Series A Preferred Stock, voting as a separate series and separate class, shall be entitled to elect one (1) director (the “Series A Preferred Director”), (ii) the holders of Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director (the “Preferred Director”), (iii) the holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) director (the “Common Director”), (iv) the Series A Preferred Director, the Preferred Director and the Common Director by unanimous approval, shall be entitled to elect one (1) director (the “CEO Director”), who shall be the Chief Executive Officer of the Company, and (v) the Series A Preferred Director, the Preferred Director, the Common Director and the CEO Director by majority approval, shall be entitled to elect one (1) director (the “Independent Director”), who shall not be an officer or employee of the Company.

E. The parties also desire to enter into this Agreement to set forth their agreements and understandings with respect to how shares of the Company’s capital stock held by them will be voted on, or tendered in connection with, an acquisition of the Company.

1

AGREEMENT

The parties agree as follows:

1. Election of Directors.

1.1 Size of the Board. Each Shareholder agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at five (5) directors.

1.2 Board Representation. At each annual meeting of the shareholders of the Company, or at any meeting of the shareholders of the Company at which members of the Board of Directors of the Company are to be elected, or whenever members of the Board of Directors are to be elected by written consent, the Shareholders agree to vote or act with respect to their Shares as follows:

(a) One (1) person as the Series A Preferred Director elected by the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate series and separate class, (“Series A Preferred Director”), who shall initially be JIM CACCAVO;

(b) One (1) person as the Preferred Director elected by the holders of a majority of the Preferred Stock, voting as a separate class, (“Preferred Director”), who shall initially be KEVIN PARK;

(c) One (1) person as the Common Director elected by the holders of a majority of the Common Stock, voting as a separate class, (“Common Director”), who shall initially be MATTHEW PAULSON;

(d) One (1) person as the CEO Director who shall be mutually designated and agreed to by the unanimous approval of the Series A Preferred Director, the Preferred Director and the Common Director, who shall initially be RONALD L. WILSON II (“CEO Director”); and

(e) One (1) person as the Independent Director who shall be mutually designated and agreed to by the majority approval of the Series A Preferred Director, the Preferred Director, the Common Directors and the CEO Director and shall be voted upon by the holders of Preferred Stock and Common Stock, voting together as a single class on an as converted basis, and who shall not be an employee or officer of the Company. This Independent Director position shall initially be COURTNEY REUM (“Independent Director”).

1.3 Appointment of Directors.

(a) In the event of the resignation, death, removal or disqualification of the Series A Preferred Director as elected pursuant to Section 1.2(a), the holders of a majority of Series A Preferred Stock shall promptly nominate a new director and, after written notice of the nomination has been given by such preferred stockholders to the other parties, such nominee shall be elected to the Board of Directors.

(b) In the event of the resignation, death, removal or disqualification of the Preferred Director as elected pursuant to Section 1.2(b), the holders of a majority of Preferred Stock shall promptly nominate a new director and, after written notice of the nomination has been given by such preferred stockholders to the other parties, such nominee shall be elected to the Board of Directors.

(c) In the event of the resignation, death, removal or disqualification of the Common Director as elected pursuant to Section 1.2(c), the holders of a majority of Common Stock shall promptly nominate a new director and, after written notice of the nomination has been given by the Common Holders to the other parties, such nominee shall be elected to the Board of Directors.

1.4 Removal.

(a) The holders of a majority of Series A Preferred Stock may remove its designated director at any time and from time to time, with or without cause (subject to the Articles and the Bylaws of the Company as in effect from time to time and any requirements of law), in its sole discretion, and after written notice to each of the parties hereto of the new nominee to replace such director.

2

(b) The holders of a majority of Preferred Stock may remove its designated director under Section 1.2(b) at any time and from time to time, with or without cause (subject to the Articles and the Bylaws of the Company as in effect from time to time and any enforcements of law), in their sole discretion and, after written notice of the nomination has been given to each of the other parties hereto of the new nominee to replace such director.

(c) The holders of a majority of Common Stock may remove its designated director under Section 1.2(c) at any time and from time to time, with or without cause (subject to the Articles and the Bylaws of the Company as in effect from time to time and any enforcements of law), in their sole discretion and, after written notice of the nomination has been given to each of the other parties hereto of the new nominee to replace such director.

1.5 Failure to Vote in Accordance with Agreement. In the event that any Shareholder shall fail to vote its Shares entitled to vote so as to achieve the structure of the Board and/or representation thereon set forth in Sections 1.1, 1.2, 1.3 and 1.4 above, such Shareholder shall be deemed immediately upon the existence of such a breach to have granted to the Chairman of the Board, or the Chief Executive Officer of the Company if there is no Chairman, a proxy to its Shares to ensure that such Shares will be voted as prescribed herein. Each of the Shareholders acknowledges that each proxy granted hereby, including any successive proxy if need be, is given to secure the performance of a duty and shall be irrevocable until the duty is performed.

1.6 Failure to Designate a Board Member. In the absence of any designation from the persons or groups with the right to designate a director as specified in the Articles or otherwise herein, the director previously designated by such persons or group and then serving shall be reelected (except in the case of a CEO Director who is no longer the Company’s Chief Executive Officer).

2. Drag-Along Right.

2.1 Definitions. A “Sale of the Company” shall mean either: (a) a transaction or series of related transactions in which an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”), or a group of related Persons, acquires from shareholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”); or (b) a transaction that qualifies as a “Liquidation Event” as defined in the Restated Articles.

2.2 Actions to be Taken. In the event that the holders of at least seventy-five percent (75%) of the shares of Common Stock then issued or issuable upon conversion of the shares of Preferred Stock (the “Selling Investors”) approve a Sale of the Company in writing, specifying that this Section 2 shall apply to such transaction, then each Shareholder and the Company hereby agree:

(a) if such transaction requires shareholder approval, with respect to all Shares that such Shareholder owns or over which such Shareholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale of the Company (together with any related amendment to the Restated Articles required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could delay or impair the ability of the Company to consummate such Sale of the Company;

(b) if such transaction is a Stock Sale, to sell the same proportion of shares of capital stock of the Company beneficially held by such Shareholder as is being sold by the Selling Investors to the Person to whom the Selling Investors propose to sell their Shares, and, except as permitted in Section 2.3 below, on the same terms and conditions as the Selling Investors;

(c) to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Selling Investors in order to carry out the terms and provision of this Section 3, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents;

(d) not to deposit, and to cause their affiliates not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party or affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

3

(e) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(f) if the consideration to be paid in exchange for the Shares pursuant to this Section 2 includes any securities and due receipt thereof by any Shareholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Shareholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Shareholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Shareholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Shareholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares; and

(g) in the event that the Selling Investors, in connection with such Sale of the Company, appoint a shareholder representative (the “Shareholder Representative”) with respect to matters affecting the Shareholders under the applicable definitive transaction agreements following consummation of such Sale of the Company, (x) to consent to (i) the appointment of such Shareholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such Shareholder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Shareholder Representative in connection with such Shareholder Representative’s services and duties in connection with such Sale of the Company and its related service as the representative of the Shareholders, and (y) not to assert any claim or commence any suit against the Shareholder Representative or any other Shareholder with respect to any action or inaction taken or failed to be taken by the Shareholder Representative in connection with its service as the Shareholder Representative, absent fraud or willful misconduct.

3. Additional Representations and Covenants.

3.1 No Revocation. The voting agreements contained herein are coupled with an interest and may not be revoked during the term of this Agreement.

3.2 Legends. Each certificate, if applicable, representing shares of the Company’s capital stock held by the Shareholders or any assignee of the Shareholders shall bear the following legend:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT BY AND AMONG THE COMPANY AND CERTAIN SHAREHOLDERS OF THE COMPANY (A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.”

4. Termination.

4.1 Termination Events. This Agreement shall terminate upon the earlier of:

(a) The consummation of a firm commitment underwritten public offering by the Company of shares of its Common Stock in connection with which all of the outstanding shares of Preferred Stock are converted into shares of Common Stock; or

(b) The consummation of a transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Company pursuant to the Company’s Restated Articles of Incorporation, as then in effect.

4.2 Removal of Legend. At any time after the termination of this Agreement in accordance with Section 4.1, any holder of a stock certificate legended pursuant to Section 3.2 may surrender such certificate to the Company for removal of the legend, and the Company will duly reissue a new certificate without the legend.

4

5. Miscellaneous.

5.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

5.2 Additional Common Holders. Notwithstanding anything to the contrary contained herein, the parties hereby agree that if, upon the issuance of Common Stock or options to purchase Common Stock on or after the date hereof, a holder of such Common Stock and/or options to purchase Common Stock would own in excess of 1% of the Company’s capital stock on a fully-diluted as-converted to Common Stock basis (assuming the conversion of all outstanding Preferred Stock to Common Stock and the exercise of all outstanding options and warrants to purchase Common Stock), as a condition precedent to such issuance, such holder shall become a party to this Agreement by executing and delivering an additional counterpart signature page hereto and shall be deemed a “Common Holder” hereunder.

5.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.4 Amendments and Waivers. Any provision of this Agreement may be amended or modified and/or the observance thereof may be waived or this Agreement terminated, only with the written consent of (i) the Company, (ii) the holders at of least a majority of the Preferred Stock, and (iii) the Common Holders holding at least a majority of the Common Stock; provided that the consent of the Common Holders shall not be required for any amendment to the provisions of Section 1.2(a), 1.3(a) and 1.4(a). Notwithstanding the foregoing, this Agreement may be amended with only the written consent of the Company for the sole purpose of including as “Investors” hereunder additional purchasers of Preferred Stock. Any amendment or waiver effected in accordance with this Section 5.4 shall be binding upon the Company and each Investor, each Common Holder and each of their respective successors and assigns.

5.5 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient on the date of delivery, when delivered personally or by overnight courier or sent by facsimile, or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address or facsimile number as set forth on the signature page or on Exhibit A hereto, or as subsequently modified by written notice.

5.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

5.7 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

5.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

5.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.10 No Liability for Election of Recommended Directors. Neither the Company, the Investors, the Common Holders nor any officer, director, shareholder, partner, employee or agent of any such party, makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Company’s Board of Directors by virtue of such party’s execution of this Agreement or by the act of such party nominating or voting for such nominee pursuant to this Agreement.

5

5.11 Covenants of the Company. The Company shall use its best efforts to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided above. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary, appropriate or reasonably requested by the parties hereto in order to protect the rights of the parties against impairment.

5.12 Consent of Spouse. If any individual Shareholder is married on the date of this Agreement, such Shareholder’s spouse shall execute and deliver to the Company a consent of spouse in the form of Exhibit C hereto (“Consent of Spouse”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Shareholder’s Shares that do not otherwise exist by operation of law or the agreement of the parties. If any individual Shareholder should marry or remarry subsequent to the date of this Agreement, such Shareholder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

[Signature Page Follows]

6

The parties hereto have executed this Voting Agreement as of the date first written above.

COMPANY:	HYLETE, INC.

	By:	/s/ /s/ Ronald L. Wilson, II
Ronald L. Wilson, II
	Title:	CEO

Address:	564 Stevens Avenue,
Solana Beach, CA 92075

Signature Page to Voting Agreement

7

The parties hereto have executed this Voting Agreement as of the date first written above.

INVESTORS:

/s/ Courtney Reum

Courtney Reum

/s/ James Caccavo

James Caccavo

/s/ Kevin Park

Kevin Park

/s/ Matt Paulson

Matt Paulson

/s/ Ronald Wilson

Ronald Wilson

8

EXHIBIT A

INVESTORS

[attached hereto]

9

EXHIBIT B

LIST OF COMMON HOLDERS

ATTACHED HERETO

10

EXHIBIT C

CONSENT OF SPOUSE

I, [____________________], spouse of [______________], acknowledge that I have read the Voting Agreement, dated as of ____________ __, 2015, to which this Consent is attached as Exhibit C (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of the Company that my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated: ______________________	_______________________________
[Name of Spouse]

11